Exhibit 3.3 - Certificate of Correction

State Seal                                                               ROSS MILLER
            Secretary of State
            204 North Carson Street, Ste 1
            Carson City, Nevada, 89701-4299
            (775) 684 5708

            CERTIFICATE OF CORRECTION
            (PURSUANT TO NRS 78, 78A, 80, 81,
            82, 84, 86, 87, 88, 88A, 89 AND 92A)

            CERTIFICATE of CORRECTION
                (PURSUANT TO NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 AND 92A)

1.	THE NAME OF THE ENTITY FOR WHICH CORRECTION IS BEING MADE:

PANA-MINERALES S.A.

2.	DESCRIPTION OF THE ORIGINAL DOCUMENT FOR WHICH CORRECTION IS BEING MADE:

ARTICLES OF INCORPORATION

3.	FILING DATE OF THE ORIGINAL DOCUMENT FOR WHICH CORRECTION IS BEING MADE:
10/04/2006

4.	DESCRIPTION OF THE INACCURACY OR DEFECT.

Article IV is defective in that it fails to provide a means by which the number of directors of the Corporation can be changed.

5.	CORRECTION OF THE INACCURACY OR DEFECT.

Please correct the inaccuracy and defect described above by deleting, in its entirety, the second sentence of Article IV as originally filed, and substituting the following sentence in its place and stead:

The initial board of directors shall consist of two (2) members and, provided that the number of directors may not be set at less than one (1) nor more than seven (7), the number of directors may be changed from time to time by the board of directors in accordance with the BYLAWS of the Corporation.

6.	SIGNATURE:

HECTOR FRANCISCO VASQUEZ DAVIS             President & Director      October 3, 2006
AUTHORIZED SIGNATORY                                                                           TITLE                                  DATE